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EXHIBIT 3.3

AMENDMENT NO. 1 TO THE
BYLAWS OF
AFFYMETRIX, INC.

    Article II, Section 1 of Affymetrix, Inc.'s Bylaws shall be amended and restated in its entirety as follows:

      "Section 1. Number of Directors. The authorized number of directors shall be not less than six nor more than eleven. Within such limits, the exact number of directors shall be determined from time to time by resolution of the Board of Directors."

    Adopted by the Board of Directors: April 25, 2001

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AMENDMENT NO. 1 TO THE BYLAWS OF AFFYMETRIX, INC.